Exhibit 5.1

NANNARONE & MCMURDO, LLP Matthew McMurdo | 917 318 2865 |matt@nannaronelaw.com	Suite 800 511 Avenue of the Americas New York, NY 10011

December 28, 2011
Healthway Shopping Network, Inc.
802 Old Dixie Hwy. #2
Lake Park, FL 33418

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

We are counsel for Healthway Shopping Network, Inc., a Florida corporation (the “Company”), in connection with the proposed public offering by the Company under the Securities Act of 1933, as amended, of up to 7,500,000 shares of its common stock, $0.0000001 par value per share (“Common Stock”) and the proposed resale by certain selling shareholders (the “Selling Shareholders”) of up to 6,000,000 shares of Common Stock through a Registration Statement on Form S-1 (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies identified to our satisfaction of the following:

(1)   Articles of Incorporation and amendments thereto, of the Company as filed with the Secretary of State of Florida;

(2)   Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(3)   The Registration Statement and the prospectus contained within the Registration Statement; and

(4)   The other exhibits of the Registration Statement.

We have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. We have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and we have made no independent investigation with regard thereto.

NANNARONE & MCMURDO, LLP

Boston | New York

NANNARONE & MCMURDO, LLP

Healthway Shopping Network, Inc.

Based upon the foregoing and in reliance thereon, it is our opinion that (i) the 7,500,000 shares of Common Stock being offered by the Company under the Registration Statement, when sold, will be legally issued, fully paid and non-assessable and (ii) the 6,000,000 shares of Common Stock being offered for resale by the Selling Shareholders are legally issued, fully paid and non-assessable.

We hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of our name under the caption “EXPERTS” in the prospectus constituting a part thereof.

Very truly yours,

/s/ Matthew McMurdo
Matthew McMurdo
Nannarone & McMurdo, LLP

NANNARONE & MCMURDO, LLP

Boston | New York